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                                                                    EXHIBIT 99.1
January 8, 2007

Jacksonville, Illinois

Contact: Richard A. Foss           Diana S. Tone
         President and CEO         Chief Financial Officer
         (217)245-4111             (217)245-4111

                 JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY
                              AND YEAR-END EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Small Cap - JXSB) reported net income for the three months ended December 31, 2006, of $111,000, or $0.06 per share of common stock, basic and diluted, compared to net income of $257,000, or $0.13 per share of common stock, basic and diluted, for the three months ended December 31, 2005. The Company reported net income of $895,000, or $0.45 per share, basic and diluted, for the twelve months ended December 31, 2006, compared to net income of $900,000, or $0.46 per share, basic, and $0.45, diluted, for the twelve months ended December 31, 2005.

Net income decreased $5,000 during the twelve months ended December 31, 2006 as compared to the same period in 2005. The decrease reflects a $490,000 decrease in net interest income, partially offset by decreases of $185,000 in the provision for loan losses, $161,000 in other expenses and $78,000 in income taxes and an increase of $61,000 in other income.

The decrease in net interest income is due to the net effect of increases of $1.5 million in interest income and $2.0 million in interest expense during 2006, as compared to 2005. The decrease in net interest income reflects the impact of the inverted yield curve as short-term rates, which are used to price deposits, increased faster than longer-term rates, which are used when pricing loan products. Interest income on loans increased $1.4 million, primarily due to an $11.5 million increase in the average balance and a 48 basis point increase in the average yield of the loans during 2006, as compared to 2005. Interest expense on deposits increased $2.0 million during 2006 compared to 2005, reflecting the 94 basis point increase in the average cost of deposits. The average balance of deposits increased $2.2 million during 2006, as compared to 2005. The introduction of a new, higher-cost money market deposit product during 2006 has also contributed to the higher average cost and average balance of deposits.

The $61,000 increase in other income is primarily due to increases in commission income of $99,000 and service charges on deposits of $38,000, partially offset by decreases of $38,000 and $25,000 in gains on the sale of securities and loans, respectively. Other expense decreased $161,000 primarily due to decreases of $163,000 in occupancy expense, $46,000 in professional fees, $37,000 in stationary and supplies, and $36,000 in other real estate expense, partially offset by an increase of $137,000 in salaries and benefits expense. The decrease in occupancy expense reflects a reduction in depreciation costs. The increase in salaries and benefits expense is primarily due to annual wage increases and an increase in commissions paid during the year. The $185,000 decrease in the provision for loan losses reflects a decrease in net charge-offs of $245,000 during 2006, as compared to 2005.



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Total assets at December 31, 2006, increased $13.5 million to $267.4 million from $253.9 million at December 31, 2005. Total deposits at December 31, 2006 were $232.9 million, compared to $218.4 million at December 31, 2005. Total equity was $21.1 million and $20.1 million at December 31, 2006 and 2005, respectively. At December 31, 2006, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.5%, 11.3%, and 12.3%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company incorporated on May 3, 2002. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company's operations are limited to the ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended December 31, 2006, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposits flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.